Exhibit 99(b)

Wachovia Third Quarter 2003

Quarterly Earnings Report

October 15, 2003

Third Quarter 2003 Financial Highlights	1
Earnings Reconciliation	2
Summary Results	3
Other Financial Measures	4
Loan and Deposit Growth	5
Fee and Other Income	6
Noninterest Expense	7
Consolidated Results—Segment Summary	8
General Bank	9
Capital Management	10
Wealth Management	11
Corporate and Investment Bank	12
Asset Quality	13
Nonperforming Loans	14
Loans Held For Sale	15
Summary	16
2003 Full Year Outlook	16
Appendix	17-37
Explanation of Our Use and Reconciliation of Non-GAAP Financial Measures	38-41

Readers are encouraged to refer to Wachovia’s results for the Quarter ended June 30, 2003, presented in accordance with U.S. generally accepted accounting principles (“GAAP”), which may be found in Wachovia’s Second Quarter 2003 Report on Form 10-Q. All narrative comparisons are with Second Quarter 2003 unless otherwise noted.

The information contained herein includes certain non-GAAP financial measures. Please refer to page 38 for an important explanation of our use of non-GAAP measures and reconciliation of those non-GAAP measures to GAAP.

Wachovia 3Q03 Quarterly Earnings Report

Third Quarter 2003 Financial Highlights

Versus 2Q03

•	Record earnings of $1.1 billion, up 7% linked quarter and 21% over 3Q02

—	EPS of $0.83 up 8% from 2Q03 and up 26% from 3Q02

•	Excluding $0.06 per share of net merger-related and restructuring expenses, $0.05 per share of intangible amortization expense, and $0.01 per share gain due to the FAS 150 effect, EPS of $0.93 was up 19% from 3Q02

•	Record segment earnings in all four businesses

—	General Bank up 3%

—	Capital Management up 31%

—	Wealth Management up 13%

—	Corporate and Investment Bank up 13%

•	Revenues grew 12% primarily reflecting the addition of Prudential’s retail brokerage businesses

•	Net interest margin down 27 bps; up 2 bps excluding retail brokerage activities and impact of FIN 46

•	Provision expense decreased 58% to $81 million on continued improvement in large corporate credit quality and the shift in portfolio mix toward consumer real estate secured

—    Net charge-offs decreased 22% to $132 million

•	NPAs declined 7%; new commercial nonaccruals down 13%

•	Total noninterest expense rose 19% primarily reflecting the addition of Prudential’s retail brokerage business; excluding this effect and merger-related and restructuring expenses we estimate expense would have increased 1%

•	Average diluted share count decreased 8.5 million shares

Page-1

Wachovia 3Q03 Quarterly Earnings Report

Earnings Reconciliation

Earnings Reconciliation

	2003						2002				3 Q 03 EPS
	Third Quarter		Second Quarter		First Quarter		Fourth Quarter		Third Quarter		vs 2 Q 03	vs 3 Q 02
(After-tax in millions, except per share data)	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS
Net income available to common stockholders (GAAP)	$1,105	0.83	1,031	0.77	1,023	0.76	891	0.66	913	0.66	8%	26
Dividends on preferred stock	—	—	1	—	4	—	4	—	3	—	—	—

Net income	1,105	0.83	1,032	0.77	1,027	0.76	895	0.66	916	0.66	8	26
Cumulative effect of a change in accounting principle	(17)	(0.01)	—	—	—	—	—	—	—	—	—	—
Net merger-related and restructuring expenses	83	0.06	60	0.04	40	0.03	92	0.06	67	0.05	50	20

Earnings excluding merger-related and restructuring expenses and cumulative effect of a change in accounting principle	1,171	0.88	1,092	0.81	1,067	0.79	987	0.72	983	0.71	9	24
Deposit base and other intangible amortization	79	0.05	81	0.06	88	0.07	83	0.06	98	0.07	(17)	(29)

Earnings excluding merger-related and restructuring expenses, intangible amortization and cumulative effect of a change in accounting principle	$1,250	0.93	1,173	0.87	1,155	0.86	1,070	0.78	1,081	0.78	7%	19

(See Appendix, page 17 for further detail)

Page-2

Wachovia 3Q03 Quarterly Earnings Report

Summary Results

Earnings Summary	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
(In millions, except per share data)
Net interest income (Tax-equivalent)	$2,676	2,583	2,578	2,529	2,520	4%	6
Fee and other income	2,643	2,166	2,078	1,978	1,890	22	40

Total revenue (Tax-equivalent)	5,319	4,749	4,656	4,507	4,410	12	21
Provision for loan losses	81	195	224	308	435	(58)	(81)
Other noninterest expense	3,282	2,761	2,690	2,750	2,686	19	22
Merger-related and restructuring expenses	148	96	64	145	107	54	38
Other intangible amortization	127	131	140	147	152	(3)	(16)

Total noninterest expense	3,557	2,988	2,894	3,042	2,945	19	21
Minority interest in income of consolidated subsidiaries	55	16	9	—	—	—	—

Income before income taxes and cumulative effect of a change in accounting principle (Tax-equivalent)	1,626	1,550	1,529	1,157	1,030	5	58
Income taxes (Tax-equivalent)	538	518	502	262	114	4	—

Income before cumulative effect of a change in accounting principle	1,088	1,032	1,027	895	916	5	19
Cumulative effect of a change in accounting principle	17	—	—	—	—	—	—

Net income	$1,105	1,032	1,027	895	916	7%	21

Diluted earnings per common share	$0.83	0.77	0.76	0.66	0.66	8%	26
Dividend payout ratio on common shares	42.17%	37.66	34.21	39.39	39.39	—	—
Return on average common stockholders’ equity	13.71	12.78	12.94	11.07	11.63	—	—
Return on average assets	1.16	1.21	1.23	1.08	1.13	—	—
Overhead efficiency ratio	66.87%	62.92	62.16	67.51	66.77	—	—
Operating leverage	$2	(1)	298	(2)	(232)	—%	—

Key Points

•	Net interest income increased 4% to $2.7 billion, reflecting continued growth in low-cost core deposits, improving spreads and the addition of approximately $30 million relating to Prudential’s retail brokerage business

•	Fee and other income rose 22% and totaled 50% of revenues, driven primarily by the addition of approximately $495 million from Prudential’s retail brokerage business

•	Provision expense down 58% from 2Q03 levels reflecting continued improvement in asset quality

—  Net commercial loan losses down 52%

•	Other noninterest expense, excluding net merger-related and restructuring expenses and intangible amortization, up 19%; excluding approximately $480 million relating to Prudential’s retail brokerage business, expenses up 1%

•	Minority interest in income of consolidated subsidiaries reflects $38 million pertaining to Prudential Financial’s 38% ownership in Wachovia/Prudential Financial Advisors, LLC (WPFA)

•	Cumulative effect of change in accounting principle of $17 million pertains to equity collars on our stock to partially hedge employee stock options; collars expire 4Q03

(See Appendix, pages 17-20 for further detail)

Minority interest in pre-tax income of consolidated entities is accounted for as an expense on our income statement. Beginning in the third quarter 2003, minority interest includes the expense represented by Prudential Financial, Inc.’s 38% ownership interest in WPFA created on July 1, 2003, in addition to the expense associated with other minority interests in our consolidated subsidiaries.

First, second, and third quarter 2003 results reflect minority interest expense associated with other consolidated subsidiaries including but not limited to Wachovia Preferred Funding Corp., our real estate investment trust subsidiary.

Further, this GAAP basis minority interest expense is not accounted for in the same manner in the financial statements of Prudential Financial, Inc. Under purchase accounting, each entity contributing businesses to WPFA records fair value adjustments to the assets and liabilities contributed by the other entity. Therefore the amount reflected herein should not be used to forecast the impact of Prudential Financial’s minority interest in WPFA on its results.

Page-3

Wachovia 3Q03 Quarterly Earnings Report

Other Financial Measures

Performance Highlights

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(Dollars in millions, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Earnings excluding merger-related and restructuring expenses and cumulative effect of change in accounting principle (a) (b)
Net income	$1,171	1,092	1,067	987	983	7%	19
Return on average assets	1.23%	1.28	1.28	1.19	1.21	—	—
Return on average common stockholders’ equity	14.46	13.49	13.45	12.13	12.44	—	—
Overhead efficiency ratio	64.10	60.91	60.78	64.30	64.33	—	—
Overhead efficiency ratio excluding brokerage	58.17%	57.98	57.54	61.56	61.66	—	—
Operating leverage	$54	30	218	36	(267)	80%	—

Earnings excluding merger-related and restructuring expenses, other intangible amortization and cumulative effect of a change in accounting principle (a) (b)
Net income	$1,250	1,173	1,155	1,070	1,081	7%	16
Dividend payout ratio on common shares	37.63%	33.33	30.23	33.33	33.33	—	—
Return on average tangible assets	1.36	1.43	1.44	1.34	1.39	—	—
Return on average tangible common stockholders’ equity	24.97	23.32	23.71	21.52	22.84	—	—
Overhead efficiency ratio	61.70	58.15	57.78	61.04	60.87	—	—
Overhead efficiency ratio excluding brokerage	55.18%	54.86	54.18	57.89	57.76	—	—
Operating leverage	$50	21	210	30	(275)	—%	—

Other financial data
Net interest margin	3.51%	3.78	3.86	3.86	3.94	—	—
Fee and other income as % of total revenue	49.68	45.60	44.64	43.89	42.86	—	—
Effective income tax rate	30.41	30.54	29.94	18.39	6.20	—	—
Tax rate (Tax-equivalent) (c)	33.09%	33.37	32.86	22.50	11.20	—	—

Asset quality
Allowance as % of loans, net	1.59%	1.66	1.67	1.72	1.81	—	—
Allowance as % of nonperforming assets	175	166	158	161	149	—	—
Net charge-offs as % of average loans, net	0.33	0.43	0.49	0.52	0.59	—	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.95%	1.04	1.08	1.11	1.23	—	—

Capital adequacy (d)
Tier 1 capital ratio	8.59%	8.33	8.27	8.22	8.11	—	—
Total capital ratio	12.09	11.92	11.99	12.01	12.02	—	—
Leverage ratio	6.56%	6.78	6.71	6.77	6.82	—	—

Other
Average diluted common shares	1,338	1,346	1,346	1,360	1,374	(1)%	(3)
Actual common shares	1,328	1,332	1,345	1,357	1,373	—	(3)
Dividends paid per common share	$0.35	0.29	0.26	0.26	0.26	21	35
Dividends paid per preferred share	—	0.01	0.04	0.04	0.04	—	—
Book value per common share	24.71	24.37	23.99	23.63	23.38	1	6
Common stock price	41.19	39.96	34.07	36.44	32.69	3	26
Market capitalization	$54,701	53,228	45,828	49,461	44,887	3	22
Common stock price to book	167%	164	142	154	140	—	—
FTE employees	87,550	81,316	81,152	80,778	80,987	8	8
Total financial centers/brokerage offices	3,399	3,176	3,251	3,280	3,342	7	2
ATMs	4,420	4,479	4,539	4,560	4,604	(1)%	(4)

(a)	See tables on page 2, and on pages 39 and 40 for reconciliation to earnings prepared in accordance with GAAP.
(b)	See page 3 for the most directly comparable GAAP financial measure and pages 39 and 40 for reconciliation to earnings prepared in accordance with GAAP.
(c)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(d)	The third quarter of 2003 is based on estimates.

Key Points

•	Cash overhead efficiency ratio of 61.70%; higher due to the addition of Prudential retail brokerage business; excluding the entire retail brokerage operation, would have been 55.18%

•	Net interest margin declined 27 bps to 3.51% due largely to the effects of: FIN 46 (11 bps) and Wachovia Securities retail brokerage activities (18 bps); excluding these effects margin would have been approximately 3.80%

•	Tier 1 capital ratio up 26 bps, including 9 bps due to the effect of the Wachovia Securities retail brokerage transaction

•	Average diluted share count decreased by 8.5 million reflecting 6.6 million shares repurchased at an average cost of $43.14 during the quarter as well as the full effect of the 2Q03 retirement of final forward purchase contract and other repurchases

(See Appendix, pages 18-20 for further detail)

Page-4

Wachovia 3Q03 Quarterly Earnings Report

Loan and Deposit Growth

Average Balance Sheet Data

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Assets
Trading assets	$18,941	18,254	16,298	14,683	14,945	4%	27
Securities	78,436	68,994	72,116	71,249	62,806	14	25
Commercial loans, net
General Bank	49,722	49,793	49,088	48,870	49,219	—	1
Corporate and Investment Bank	32,138	34,601	36,096	38,664	40,240	(7)	(20)
Other	9,052	8,070	7,855	7,530	7,310	12	24

Total commercial loans, net	90,912	92,464	93,039	95,064	96,769	(2)	(6)
Consumer loans, net	67,082	65,271	64,925	58,215	55,159	3	22

Total loans, net	157,994	157,735	157,964	153,279	151,928	—	4

Other earning assets(a)	48,132	28,892	22,217	21,892	25,136	67	91

Total earning assets	303,503	273,875	268,595	261,103	254,815	11	19
Cash	11,092	10,845	10,887	10,636	9,955	2	11
Other assets	62,111	56,998	57,799	58,221	56,741	9	9

Total assets	$376,706	341,718	337,281	329,960	321,511	10%	17

Liabilities and Stockholders’ Equity
Core interest-bearing deposits	140,960	136,828	131,545	130,220	128,412	3	10
Foreign and other time deposits	14,680	14,383	15,960	16,704	12,625	2	16

Total interest-bearing deposits	155,640	151,211	147,505	146,924	141,037	3	10
Short-term borrowings	74,984	52,726	50,900	44,929	44,599	42	68
Long-term debt	36,388	35,751	38,744	38,758	37,540	2	(3)

Total interest-bearing liabilities	267,012	239,688	237,149	230,611	223,176	11	20
Noninterest-bearing deposits	44,755	42,589	41,443	40,518	38,772	5	15
Other liabilities	32,954	27,079	26,637	26,885	28,460	22	16

Total liabilities	344,721	309,356	305,229	298,014	290,408	11	19
Stockholders’ equity	31,985	32,362	32,052	31,946	31,103	(1)	3

Total liabilities and stockholders’ equity	$376,706	341,718	337,281	329,960	321,511	10%	17

(a) Includes loans held for sale, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements.
Memoranda
Low-cost core deposits	$145,558	137,366	128,936	124,269	119,227	6%	22
Other core deposits	40,157	42,051	44,052	46,469	47,957	(5)	(16)

Total core deposits	$185,715	179,417	172,988	170,738	167,184	4%	11

Key Points

•	Total assets up 10%; excluding the addition of Prudential’s retail brokerage business and FIN 46, up 2%

•	Average securities increased 14% or $9.4 billion largely due to the addition of $5 billion relating to FIN 46 conduit consolidation and $3.7 billion due to leverage relating to a FDIC money market sweep product introduction*; period-end securities were up 18% to $87 billion

•	Commercial loans were down 2% or $1.6 billion; down 1% excluding loan sales and transfers to held for sale

•	Consumer loans grew 3% reflecting growth in real-estate secured loans

•	Other earning assets increased 67% or $19.2 billion driven by the addition of an average effect from retail brokerage transaction of $14.4 billion and FIN 46 conduit consolidation of $4.7 billion

•	Short-term borrowings up 42% or $22.3 billion largely relating to FIN 46 conduit consolidation and the retail brokerage transaction

•	Low-cost core deposits up 6% linked-quarter and 22% from 3Q02 levels; total core deposits increased 4% from 2Q03 despite continued planned run-off of higher-cost CDs

(See Appendix, pages 17 and 18 for further detail)

*FDIC money market sweep product information may be found on page 16

Page-5

Wachovia 3Q03 Quarterly Earnings Report

Fee and Other Income

Fee and Other Income

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Service charges	$439	426	430	421	432	3%	2
Other banking fees	257	248	233	236	232	4	11
Commissions	732	459	412	454	440	59	66
Fiduciary and asset management fees	657	470	464	447	448	40	47
Advisory, underwriting and other investment banking fees	216	220	145	190	149	(2)	45
Trading account profits (losses)	(6)	69	100	(42)	(71)	—	92
Principal investing	(25)	(57)	(44)	(105)	(29)	56	14
Securities gains	22	10	37	46	71	—	(69)
Other income	351	321	301	331	218	9	61

Total fee and other income	$2,643	2,166	2,078	1,978	1,890	22%	40

Key Points

•	Fee and other income rose 22% driven by the effects of the Wachovia Securities retail brokerage transaction, growth in Other income and improvements in Principal investing results

•	Service charges up 3% on growth in checking accounts

•	Commissions increased $273 million or 59% reflecting the addition of Prudential’s retail brokerage business

•	Fiduciary and asset management fees up $187 million or 40% primarily due to larger retail brokerage business

•	Trading account results declined $75 million

—	Net Investment Banking trading revenue of $144 million vs. a strong $246 million in 2Q03

•	Net Principal investing losses declined to $25 million and were mostly attributable to investments in private equity funds

•	Other income up $30 million, reflecting increased valuation gains on loans sold or held for sale

(See Appendix, pages 19-20 for further detail)

Page-6

Wachovia 3Q03 Quarterly Earnings Report

Noninterest Expense

Noninterest Expense

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Salaries and employee benefits	$2,109	1,748	1,699	1,681	1,588	21%	33
Occupancy	220	190	197	202	195	16	13
Equipment	264	238	234	255	234	11	13
Advertising	38	34	32	16	20	12	90
Communications and supplies	156	136	141	143	136	15	15
Professional and consulting fees	109	104	99	126	111	5	(2)
Sundry expense	386	311	288	327	402	24	(4)

Other noninterest expense	3,282	2,761	2,690	2,750	2,686	19	22
Merger-related and restructuring expenses	148	96	64	145	107	54	38
Other intangible amortization	127	131	140	147	152	(3)	(16)

Total noninterest expense	$3,557	2,988	2,894	3,042	2,945	19%	21

Key Points

•	Other noninterest expense increased 19% from 2Q03 levels driven by the effects of a larger retail brokerage operation; excluding this effect, we estimate expenses would have increased 1%

•	Salaries and employee benefits increased 3% excluding the addition of Prudential’s retail brokerage business, largely due to higher revenue-based incentives

•	Sundry expense increased due largely to the addition of Prudential’s retail brokerage business, as well as higher travel, hiring and relocation expense in 3Q03

(See Appendix, page 20 for further detail)

Page-7

Wachovia 3Q03 Quarterly Earnings Report

Consolidated Results—Segment Summary

Wachovia Corporation

Performance Summary (a)

	Three Months Ended September 30, 2003
(In millions)	General Bank	Capital Management	Wealth Management	Corporate and Investment Bank	Parent	Merger-Related and Restructuring Expenses	Consolidated
Income statement data
Net interest income (Tax-equivalent)	$1,886	77	115	559	39	—	2,676
Fee and other income	568	1,292	132	560	91	—	2,643
Intersegment revenue	48	(17)	1	(31)	(1)	—	—

Total revenue (Tax-equivalent)	2,502	1,352	248	1,088	129	—	5,319
Provision for loan losses	121	—	2	10	(52)	—	81
Noninterest expense	1,340	1,144	180	578	167	148	3,557
Minority interest	—	—	—	—	71	(16)	55
Income taxes (Tax-equivalent)	379	76	23	187	(78)	(49)	538

Segment earnings (b)	$662	132	43	313	21	(83)	1,088

Performance and other data
Economic profit	$495	95	26	140	6	—	762
Risk adjusted return on capital (RAROC)	45.82%	39.94	37.14	21.14	11.95	—	31.31
Economic capital, average	$5,643	1,308	403	5,444	2,072	—	14,870
Cash overhead efficiency ratio	53.54%	84.66	72.39	53.20	31.12	—	61.70
Lending commitments	$63,509	—	3,843	73,584	14,399	—	155,335
Average loans, net	114,217	135	9,833	32,145	1,664	—	157,994
Average core deposits	$155,098	1,754	11,083	16,472	1,308	—	185,715
FTE employees	35,451	19,911	3,839	4,305	24,044	—	87,550

(a)	See “Summary Operating Results” on page 18 for an explanation on the financial presentation of our business segments, including the presentations on pages 9-12 and 22-33.
(b)	Segment earnings for each of the business segments is presented on a basis which excludes merger-related and restructuring expenses. In addition, segment earnings for each of the four core business segments also exclude deposit base intangible and other intangible expense, and the cumulative effect of a change in accounting principle.

Key Points

•	All businesses produced results that well exceeded their cost of capital

•	Economic capital down 7% from 3Q02 reflecting significant decline in NPAs, charge-offs and principal investments

•	100% of Wachovia Securities retail brokerage results reported in Capital Management, minority interest reflected in the Parent

Page-8

Wachovia 3Q03 Quarterly Earnings Report

General Bank

This segment consists of the Retail and Small Business, and Commercial operations.

General Bank

Performance Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,886	1,812	1,744	1,768	1,738	4%	9
Fee and other income	568	581	562	569	520	(2)	9
Intersegment revenue	48	45	43	42	38	7	26

Total revenue (Tax-equivalent)	2,502	2,438	2,349	2,379	2,296	3	9
Provision for loan losses	121	99	105	144	114	22	6
Noninterest expense	1,340	1,324	1,297	1,341	1,282	1	5
Income taxes (Tax-equivalent)	379	372	345	326	329	2	15

Segment earnings	$662	643	602	568	571	3%	16

Performance and other data
Economic profit	$495	464	431	413	395	7%	25
Risk adjusted return on capital (RAROC)	45.82%	43.91	42.40	40.05	38.53	—	—
Economic capital, average	$5,643	5,653	5,569	5,643	5,683	—	(1)
Cash overhead efficiency ratio	53.54%	54.33	55.21	56.36	55.87	—	—
Lending commitments	$63,509	63,712	59,557	57,358	56,469	—	12
Average loans, net	114,217	112,996	110,864	106,081	101,429	1	13
Average core deposits	$155,098	151,166	145,496	144,252	141,861	3	9
FTE employees	35,451	36,933	36,634	36,503	36,175	(4)%	(2)

General Bank Key Metrics

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Customer overall satisfaction score(a)	6.55	6.54	6.55	6.49	6.47	—%	1
New/Lost ratio	1.17	1.11	1.02	1.08	1.05	5	11
Online product and service enrollments (in thousands)(b)	5,915	5,609	5,220	4,841	4,607	5	28
Online active customers (in thousands)(b)	1,991	1,884	1,672	1,614	1,498	6	33
Financial centers	2,580	2,619	2,692	2,717	2,755	(1)	(6)
ATMs	4,420	4,479	4,539	4,560	4,604	(1)%	(4)

(a)	Gallup survey measured on a 1-7 scale; 6.4 = “best in class”.
(b)	Retail and small business.

Key Points

•	Total revenue grew 3% from 2Q03 and 9% from 3Q02 driven by continued strong low-cost core deposit and loan growth as well as improving spreads

•	Provision increased 22% largely due to risk reduction strategies including actions to conform with FFIEC guidelines

•	Expenses rose 1% or $16 million largely driven by investments in branch technology, advertising and higher commercial loan production

•	Loan growth up 1% on continued strength in consumer real estate-secured products and small business lending

  —  Consumer loans up 2%

•	Low-cost core deposit momentum continued with growth of 5% linked-quarter and 22% over 3Q02; core deposits grew 3% over 2Q03

(See Appendix, pages 21-23 for further discussion of business unit results)

Page-9

Wachovia 3Q03 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

Capital Management

Performance Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$77	38	39	39	42	—%	83
Fee and other income	1,292	800	735	750	729	62	77
Intersegment revenue	(17)	(16)	(19)	(18)	(18)	(6)	6

Total revenue (Tax-equivalent)	1,352	822	755	771	753	64	80
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	1,144	662	625	621	614	73	86
Income taxes (Tax-equivalent)	76	59	47	55	51	29	49

Segment earnings	$132	101	83	95	88	31%	50

Performance and other data
Economic profit	$95	81	65	76	70	17%	36
Risk adjusted return on capital (RAROC)	39.94%	56.90	49.76	56.57	53.07	—	—
Economic capital, average	$1,308	710	678	667	658	84	99
Cash overhead efficiency ratio	84.66%	80.69	82.67	80.56	81.59	—	—
Average loans, net	$135	140	134	131	177	(4)	(24)
Average core deposits	$1,754	1,338	1,367	1,487	1,314	31	33
FTE employees	19,911	12,428	12,528	12,682	12,999	60%	53

Capital Management Key Metrics

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Separate account assets	$127,860	124,423	120,331	119,337	120,837	3%	6
Mutual fund assets	113,700	115,414	112,803	113,093	106,649	(1)	7

Total assets under management (a)	$241,560	239,837	233,134	232,430	227,486	1	6

Gross fluctuating mutual fund sales	$4,802	6,645	6,342	5,479	4,467	(28)	7

Full-service financial advisors series 7	8,309	4,613	4,714	4,777	4,821	80	72
Financial center advisors series 6	3,316	3,331	3,340	3,332	3,278	—	1
Broker client assets	$568,500	282,200	265,100	264,800	253,400	—	—
Margin loans	$6,370	2,436	2,394	2,489	2,550	—	—
Brokerage offices (Actual)	3,367	3,146	3,221	3,250	3,310	7%	2
(a) Includes $63 billion in assets managed for Wealth Management which are also reported in that segment.

Retail Brokerage Integration

	2003					Goal
(In millions)	Third Quarter
Merger costs	$136					$1,128
Position reductions					(TBD 4 Q 03)
Real estate square footage reduction					(TBD 4 Q 03)
Branches consolidated					(TBD 4 Q 03)
Percent of system conversions completed					(TBD 4 Q 03)

Key Points

•	Revenues were up $530 million due to the addition of the Prudential retail brokerage business; excluding this effect we estimate revenues remained stable linked quarter

•	Expenses rose $482 million; excluding the addition of Prudential we estimate that expenses would have been flat

•	Mutual funds down 1% on $2.9 billion of money market outflows,

—	3Q03 net fluctuating fund sales of $400 million fueled by strength in equity funds

•	Broker client assets up $32 billion from $537 billion since the Prudential brokerage transaction announcement

(See Appendix, pages 24-26 for further discussion of business unit results)

Beginning in 3Q03, Capital Management’s Segment results include 100% of the Wachovia Securities retail brokerage transaction

Page-10

Wachovia 3Q03 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning, and Insurance Brokerage (property and casualty, high net worth life).

Wealth Management

Performance Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$115	107	103	103	100	7%	15
Fee and other income	132	133	133	135	122	(1)	8
Intersegment revenue	1	2	1	1	1	(50)	—

Total revenue (Tax-equivalent)	248	242	237	239	223	2	11
Provision for loan losses	2	5	4	6	3	(60)	(33)
Noninterest expense	180	175	170	172	161	3	12
Income taxes (Tax-equivalent)	23	24	23	22	21	(4)	10

Segment earnings	$43	38	40	39	38	13%	13

Performance and other data
Economic profit	$26	26	27	27	24	—%	8
Risk adjusted return on capital (RAROC)	37.14%	36.40	40.78	39.82	37.52	—	—
Economic capital, average	$403	400	375	375	364	1	11
Cash overhead efficiency ratio	72.39%	72.81	71.66	71.62	72.08	—	—
Lending commitments	$3,843	3,678	3,343	3,288	3,145	4	22
Average loans, net	9,833	9,617	9,357	9,028	8,854	2	11
Average core deposits	$11,083	10,817	10,662	10,339	10,006	2	11
FTE employees	3,839	3,921	3,881	3,726	3,760	(2)%	2

Wealth Management Key Metrics (a)
	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Assets under management (b)	$62,500	62,700	60,600	61,800	62,400	—%	—
Assets under care	$26,300	27,000	26,000	28,600	27,900	(3)	(6)

Client relationships (Actual)	82,300	78,825	77,650	77,200	77,450	4	6
Wealth Management advisors (Actual)	993	1,027	1,068	1,056	1,067	(3)%	(7)

(a)	Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units. Future restatements may occur as relationships are moved to channels that best meet client needs.
(b)	These assets are managed by and reported in Capital Management.

Key Points

•	Total revenue increased 2% from 2Q03 and 11% from 3Q02 largely due to improved margin

•	Fee and other income remained relatively stable as growth in trust and investment management fees was offset by reduced insurance commissions

•	Average loans up 2% and average core deposits up 2%, reflecting continued private banking momentum

•	AUM declined modestly as trust distributions offset account growth

(See Appendix, page 27 for further discussion of business unit results)

Page-11

Wachovia 3Q03 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, Treasury and Trade Finance, and Principal Investing.

Corporate and Investment Bank

Performance Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$559	551	564	589	602	1%	(7)
Fee and other income	560	578	571	375	347	(3)	61
Intersegment revenue	(31)	(29)	(26)	(25)	(20)	(7)	(55)

Total revenue (Tax-equivalent)	1,088	1,100	1,109	939	929	(1)	17
Provision for loan losses	10	95	110	161	317	(89)	(97)
Noninterest expense	578	566	556	537	509	2	14
Income taxes (Tax-equivalent)	187	163	164	92	40	15	—

Segment earnings	$313	276	279	149	63	13%	—

Performance and other data
Economic profit	$140	127	126	13	15	10%	—
Risk adjusted return on capital (RAROC)	21.14%	19.44	19.03	11.77	11.88	—	—
Economic capital, average	$5,444	6,045	6,370	6,602	6,964	(10)	(22)
Cash overhead efficiency ratio	53.20%	51.45	50.12	57.28	54.71	—	—
Lending commitments	$73,584	75,132	79,060	82,163	84,188	(2)	(13)
Average loans, net	32,145	34,608	36,104	38,673	40,250	(7)	(20)
Average core deposits	$16,472	14,815	14,120	13,491	12,832	11	28
FTE employees	4,305	4,309	4,157	4,203	4,308	—%	—

Key Points

•	Total revenue decreased 1% driven largely by declines in trading profits

•	Provision expense of $10 million declined $85 million from 2Q03 on reduced charge-offs and higher recoveries

•	Expenses rose 2% on higher personnel costs, primarily incentive expense

•	Average loans decreased 7% on continued reductions in credit facility usage and $165 million of loans outstanding that were sold or transferred to held for sale ($119 million sold and $46 million transferred to held for sale)

•	Average core deposits rose 11% due to continued growth in International Trade Finance and commercial mortgage servicing

(See Appendix, pages 28-31 for further discussion of business unit results)

Page-12

Wachovia 3Q03 Quarterly Earnings Report

Asset Quality

Asset Quality	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Nonperforming assets
Nonaccrual loans	$1,391	1,501	1,622	1,585	1,751	(7)%	(21)
Foreclosed properties	116	130	118	150	156	(11)	(26)

Total nonperforming assets	$1,507	1,631	1,740	1,735	1,907	(8)%	(21)

as % of loans, net and foreclosed properties	0.91%	1.00	1.06	1.06	1.21	—	—

Nonperforming assets in loans held for sale	$160	167	114	138	115	(4)%	39

Total nonperforming assets in loans and in loans held for sale	$1,667	1,798	1,854	1,873	2,022	(7)%	(18)

as % of loans, net, foreclosed properties and loans in other assets as held for sale	0.95%	1.04	1.08	1.11	1.23	—	—

Allowance for loan losses
Balance, beginning of period	$2,704	2,747	2,798	2,847	2,951	(2)%	(8)
Net charge-offs	(132)	(169)	(195)	(199)	(224)	(22)	(41)
Allowance relating to loans transferred or sold	(22)	(69)	(80)	(158)	(315)	(68)	(93)
Provision for loan losses related to loans transferred or sold	—	26	25	109	211	—	—
Provision for loan losses	81	169	199	199	224	(52)	(64)

Balance, end of period	$2,631	2,704	2,747	2,798	2,847	(3)%	(8)

as % of loans, net	1.59%	1.66	1.67	1.72	1.81	—	—
as % of nonaccrual and restructured loans (a)	189	180	169	177	163	—	—
as % of nonperforming assets (a)	175%	166	158	161	149	—	—

Net charge-offs	$132	169	195	199	224	(22)%	(41)
Commercial, as % of average commercial loans	0.21%	0.42	0.53	0.53	0.61	—	—
Consumer, as % of average consumer loans	0.51	0.44	0.44	0.52	0.56	—	—
Total, as % of average loans, net	0.33%	0.43	0.49	0.52	0.59	—	—

Past due loans, 90 days and over
Commercial, as a % of loans, net	1.20%	1.30	1.41	1.42	1.58	—	—
Consumer, as a % of loans, net	0.76%	0.80	0.79	0.75	0.77	—	—

(a)	These ratios do not include nonperforming assets included in other assets as held for sale.

Key Points

•	Net charge-offs decreased 22% to $132 million, or 0.33% of average net loans, on improving credit quality in large corporate loans

•	Provision expense of $81 million decreased $114 million driven by markedly improved credit quality and a shift in portfolio mix toward more consumer real estate secured loans

—	Commercial loans to total loans ratio down to 58% from 64% in 3Q02

•	Allowance totaled $2.6 billion, declining $73 million associated with the sale of loans or the transfer of loans to held for sale and lower provision expense

—	Allowance to loans declined slightly to 1.59% reflecting a changing mix in the loan portfolio toward consumer real estate secured loans and the overall improvement in credit quality

—	Allowance to nonperforming loans improved to 189% from 180% in 2Q03

•	Continued proactive portfolio management actions by selling $343 million of exposure, including $179 million of outstandings, out of the loan portfolio; included in the sale was $340 million of commercial exposure ($236 performing with $120 million outstanding) and $3 million of performing consumer mortgages

(See Appendix, pages 33-34 for further detail)

Page-13

Wachovia 3Q03 Quarterly Earnings Report

Nonperforming Loans

Nonperforming Loans (a)	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Balance, beginning of period	$1,501	1,622	1,585	1,751	1,805	(7)%	(17)

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	1,249	1,371	1,374	1,577	1,600	(9)	(22)
New nonaccrual loans and advances	252	291	386	485	528	(13)	(52)
Charge-offs	(93)	(135)	(152)	(148)	(165)	(31)	(44)
Transfers (to) from loans held for sale	(37)	(44)	12	(105)	(134)	(16)	(72)
Transfers (to) from other real estate owned	—	(6)	(1)	(4)	(8)	—	—
Sales	(56)	(29)	(70)	(49)	(31)	93	81
Other, principally payments	(167)	(199)	(178)	(382)	(213)	(16)	(22)

Net commercial nonaccrual loan activity	(101)	(122)	(3)	(203)	(23)	(17)	—

Commercial nonaccrual loans, end of period	1,148	1,249	1,371	1,374	1,577	(8)	(27)

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	252	251	211	174	205	—	23
New nonaccrual loans and advances	15	22	56	55	38	(32)	(61)
Transfers (to) from loans held for sale	(24)	(21)	—	—	(58)	14	(59)
Sales and securitizations	—	—	(16)	(18)	(11)	—	—

Net consumer nonaccrual loan activity	(9)	1	40	37	(31)	—	(71)

Consumer nonaccrual loans, end of period	243	252	251	211	174	(4)	40

Balance, end of period	$1,391	1,501	1,622	1,585	1,751	(7)%	(21)

(a)	Excludes nonperforming loans included in loans held for sale, which at September 30, June 30, and March 31, 2003, and at December 31 and September 30, 2002, were $160 million, $167 million, $108 million, $138 million and $115 million, respectively.

Key Points

•	New commercial nonaccruals declined to $252 million, down 13% from 2Q03 and down 52% from 3Q02; largest inflow was $59 million

•	Sold $56 million of commercial nonperforming loans out of the loan portfolio and transferred $70 million of loans to held for sale ($46 million commercial and $24 million consumer)

•	Payments and other resolutions represented approximately 13% of 3Q03 beginning commercial nonperforming loans

(See Appendix, pages 33-34 for further detail)

Page-14

Wachovia 3Q03 Quarterly Earnings Report

Loans Held For Sale

	2003			2002
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Balance, beginning of period	$10,088	7,461	6,012	6,257	8,398

Core business activity
Core business activity, beginning of period	9,762	6,937	5,488	4,562	8,225
Originations/purchases	9,271	9,729	8,488	8,692	7,200
Transfer of loans from loans held for sale, net	(783)	18	(49)	(52)	(3,639)
Lower of cost or market value adjustments	(7)	(6)	(46)	(13)	(36)
Performing loans sold or securitized	(7,253)	(6,171)	(6,491)	(7,419)	(6,823)
Nonperforming loans sold	(11)	—	—	—	—
Other, principally payments	(1,082)	(745)	(453)	(282)	(365)

Core business activity, end of period	9,897	9,762	6,937	5,488	4,562

Portfolio management activity
Portfolio management activity, beginning of period	326	524	524	1,695	173
Transfers to (from) loans held for sale, net
Performing loans	81	83	244	245	1,697
Nonperforming loans	61	59	(12)	105	201
Lower of cost or market value adjustments	—	—	40	(1)	19
Performing loans sold	(102)	(220)	(147)	(1,357)	(13)
Nonperforming loans sold	(64)	(2)	(51)	(12)	(30)
Allowance for loan losses related to loans transferred to loans held for sale	(18)	(44)	(55)	(122)	(309)
Other, principally payments	(8)	(74)	(19)	(29)	(43)

Portfolio management activity, end of period	276	326	524	524	1,695

Balance, end of period (a)	$10,173	10,088	7,461	6,012	6,257

(a)	Nonperforming assets included in loans held for sale at September 30, June 30, and March 31, 2003, and at December 31 and September 30, 2002, were $160 million, $167 million, $114 million, $138 million and $115 million, respectively.

Key Points

•	Core business loan origination/purchases of $9.3 billion and sales of $7.3 billion

•	Portfolio management activity included gross transfers to held for sale of $73 million of nonperforming large corporate exposure (including $42 million of outstandings) marked to an average carrying value of 58% of par and under contract for sale

•	Sold $102 million of performing loans and $64 million of nonperforming loans
•	88% of the $4.0 billion of the large corporate exposure moved to held for sale since 3Q01 has been paid down or sold

(See Appendix, pages 33-34 for further detail)

Page-15

Wachovia 3Q03 Quarterly Earnings Report

Summary

3Q03-Wachovia on Track

•	Record earnings; up 19% and in all four businesses

•	Credit quality strong with 33 bps of charge-offs

•	Good expense control evident with base growth excluding the effect of Prudential’s brokerage business of 1%

•	Plan to provide 2004 outlook in January 2004

2003 FULL YEAR OUTLOOK

(VERSUS	FULL-YEAR 2002 UNLESS OTHERWISE NOTED: EXCLUDES THE EFFECT OF OUR FDIC MONEY MARKET SWEEP CONVERSION EFFORT, WHICH IS PROVIDED BELOW)

NET INTEREST INCOME	EXPECTED % GROWTH IN MID-SINGLE DIGIT RANGE
NET INTEREST MARGIN	LIKELY TO REMAIN FLAT WITH 3Q03
FEE INCOME	ANTICIPATE % GROWTH IN MID-UPPER TEENS RANGE
NONINTEREST EXPENSE	EXPECT % GROWTH IN LOW-MID TEENS RANGE
EXPECTED LOAN GROWTH	LOW TO MID-SINGLE DIGIT % GROWTH FROM 3Q03 (EXCLUDING SECURITIZATIONS)
CHARGE-OFFS	LOWER END OF 40-50 BPS RANGE
EFFECTIVE TAX RATE	APPROXIMATELY 33% (TAX-EQUIVALENT)
DIVIDEND PAYOUT RATIO	40%–50% OF EARNINGS (BEFORE MERGER-RELATED AND RESTRUCTURING EXPENSES, OTHER INTANGIBLE AMORTIZATION AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE)
EXCESS CAPITAL	OPPORTUNISTICALLY REPURCHASE SHARES IN OPEN MARKET; AUTHORIZATION FOR 82.2 MILLION SHARES

ESTIMATED ADDITIONAL IMPACT ON 4Q03 OUTLOOK RELATING TO NEW FDIC MONEY MARKET SWEEP PRODUCT

Approximately $25-35 billion of existing balances eligible for transfer over next 12-18 months

Benefits:

—	More attractive returns for customers

—	Improves liquidity and reduces debt issued

Financial impact:

—	Expect a 15 – 30 bps pick up in yield and therefore net interest income on a significant portion of these funds through investment in mainly floating rate securities with longer maturities than are eligible for mutual fund investments

—	No material change in our interest rate sensitivity

—	Expect to add an average $11 – $13 billion of securities to balance sheet in 4Q03

—	Estimated to move $5 – 7 million of fees to net interest income

—	Also expect incremental net interest income of $40 – 50 million due to pre-investment activity

—	Net interest margin should decrease somewhat

—	Generate a minor reduction in Tier I and larger reduction in tangible capital to tangible assets ratio

Page-16

Appendix

Wachovia 3Q03 Quarterly Earnings Report

Summary Operating Results

Business segment results are presented excluding (i) merger-related and restructuring expenses, (ii) deposit base intangible and other intangible amortization expense, and (iii) the cumulative effect of changes in accounting principles. This is the basis on which we manage and allocate capital to our business segments. We continuously assess assumptions, methodologies and reporting classifications to better reflect the true economics of our business segments. Several significant refinements have been incorporated for 2003. Business segment results have been restated for 2002 to reflect these changes.

In 1Q03, we incorporated cost methodology refinements to better align support costs to our business segments and product lines. The impact for full year 2002 as a result of these refinements was $(46) million for the General Bank, $25 million for Capital Management, $(4) million for Wealth Management, $(3) million for the Corporate and Investment Bank and $28 million for the Parent.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). By applying this standard to the multi-seller commercial paper conduits that we administer, on July 1, 2003, we consolidated these conduits which had total liabilities of $9.5 billion, principally commercial paper, at September 30, 2003. This consolidation added $9.1 billion of assets to our September 30 balance sheet, increasing securities by $4.9 billion and other earning assets by $4.4 billion, decreasing other assets by $249 million, and added $9.3 billion of short-term borrowings. Regulators have recently approved an interim rule stipulating that the capital requirements related to conduit assets consolidated under FIN 46 remain unchanged until April 1, 2004. Therefore we have not experienced a change in tier 1 capital due to the application of FIN 46, nor do we expect such a change prior to April 1, 2004. We did not consolidate or de-consolidate any other significant variable interest entities in connection with applying FIN 46. The continued consolidation of the trust associated with our trust preferred securities under FIN 46 is still under consideration. If the banking regulators change the capital treatment for trust preferred securities, our tier 1 capital would be reduced by the amount of outstanding trust preferred securities, but we believe our capital classification would remain unchanged.

In 3Q02, we adopted fair value accounting for stock option grants made in 2002 and thereafter. Under this method, expense is measured as the fair value of stock options as of the grant date and expense is recognized evenly over the vesting period. Assuming we continue our stock option grants at comparable levels for the next five years and that all fair value and vesting assumptions and outstanding shares remain unchanged, the after-tax impact on net income available to common shareholders and diluted EPS would be approximately $65 million, or $0.05, in 2003; $86 million, or $0.06, in 2004; $69 million, or $0.05, in 2005; $77 million, or $0.06 in 2006; $97 million, or $0.07 in 2007; and $102 million, or $0.08 in 2008. The impact in 3Q03 was $18 million, or $0.01 per share.

In May 2003, we amended our qualified pension plan to convert to a cash balance plan effective January 1, 2008. In connection with this plan amendment, we remeasured plan assets and benefit obligations as of May 31, 2003, and recalculated 2003 pension expense. As a result of the plan amendment, updated assumptions and company contributions to the plan, our pension expense will increase for the full year 2003 compared with 2002 by $73 million (excluding the addition of Prudential Financial’s brokerage operations). The assumptions used in calculating pension expense for the rest of 2003 are a discount rate of 6.00% (compared to 6.75% at the beginning of the year); a weighted average rate of increase in future compensation levels of 3.50% (compared with 3.75% at the beginning of the year); and an expected rate of return on plan assets of 8.50% (unchanged). As of May 31, 2003, the plan was overfunded. In May 2003, we also amended our post-retirement medical plan with the changes effective in 2008. As a result of the amendments to our postretirement medical plan, retirement benefit expense will decrease for 2003 compared with 2002 by $16 million.

On July 1, 2003, we adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (FAS 150) and recorded $17 million after-tax ($25 million pre-tax) income as the cumulative effect of this accounting change. This amount represents the fair value of our equity collar contracts at July 1, 2003. The equity collars are combinations of written puts and purchased calls on 4.8 million shares of our common stock. Under FAS 150, these contracts are recorded at fair value with the changes in value recorded in our income

Page-17

Wachovia 3Q03 Quarterly Earnings Report

statement as other income. The change in value in 3Q03 was a $5.8 million gain. Prior to the adoption of FAS 150, these contracts were recorded in equity upon settlement.

Net Interest Income

(See Table on Page 5)

Net Interest Income Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Average earning assets	$303,503	273,875	268,595	261,103	254,815	11%	19
Average interst-bearing liabilities	267,012	239,688	237,149	230,611	223,176	11	20

Interest income (Tax-equivalent)	3,750	3,757	3,780	3,936	3,966	—	(5)
Interest expense	1,074	1,174	1,202	1,407	1,446	(9)	(26)

Net interest income (Tax-equivalent)	$2,676	2,583	2,578	2,529	2,520	4%	6

Average rate earned	4.92%	5.49	5.67	6.00	6.20	—	—
Equivalent rate paid	1.41	1.71	1.81	2.14	2.26	—	—

Net interest margin	3.51%	3.78	3.86	3.86	3.94	—	—

Net interest income was up 4% vs. 2Q03, on growth in earning assets, the addition of $30 million in NII from the Wachovia Securities retail brokerage transaction, and the re-characterization of $12 million to NII from fee income for 3Q03 following the adoption of FIN 46. We estimate that the adoption of FIN 46 and the addition of Prudential Financial’s brokerage business reduced our net interest margin (“NIM”) by 29 bps, and that excluding this impact our NIM would have been 3.80%.

In order to maintain our targeted interest rate risk profile, derivative positions are used to hedge the repricing risk inherent in balance sheet positions. The contribution of hedge-related derivatives, primarily on fixed rate debt, fixed rate consumer deposits and floating rate loans, offsets effects on income from balance sheet positions. In 3Q03, net hedge-related derivative income contributed 44 bps to the net interest margin vs. 50 bps in 2Q03.

Average securities rose $9.4 billion largely on the addition of $5 billion with the adoption of FIN 46, and $3.7 billion reflecting the additional leverage associated with the introduction of our FDIC money market sweep product. Average loans were flat vs. 2Q03. Average commercial loans were down 2% due to lower loan demand and credit facilities usage, particularly in large corporate accounts. Average consumer loans were up 3%, or $1.8 billion. Linked-quarter average comparisons were affected by net residential loan purchases of $4.5 billion in 3Q03 and $1.5 billion in 2Q03. Other earning assets increased $19.2 billion; $4.7 billion of the increase is due to FIN 46 consolidation of the commercial paper conduits and $14.4 billion to the WPFA transaction.

Other short-term borrowings increased $22 billion, including $9.2 billion due to the WPFA transaction, and $9.3 billion related to FIN 46. Average core deposits increased 4% vs. 2Q03, as low-cost core deposit growth of 6% outpaced run-off in higher-cost CDs. Continued customer preferences for liquidity contributed to the increase. Average demand deposits, money market, interest checking and saving deposits grew a combined $8 billion, while average consumer time deposits decreased by $2 billion. Foreign and other time deposits increased 2% or $297 million vs. 2Q03 with the addition of former Prudential balances.

Page-18

Wachovia 3Q03 Quarterly Earnings Report

The following table provides additional detail on our consumer loan portfolio.

Average Consumer Loans—Total Corporation

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Mortgage	$22,078	20,070	20,774	15,163	15,071	10%	46
Home equity loans	24,251	23,902	23,015	22,431	22,885	1	6
Home equity lines	3,109	3,586	3,358	3,298	3,353	(13)	(7)
Student	7,962	7,710	7,492	6,792	3,055	3	—
Installment	3,304	3,420	3,542	3,687	3,796	(3)	(13)
Other consumer loans	6,378	6,583	6,744	6,844	6,999	(3)	(9)

Total consumer loans	$67,082	65,271	64,925	58,215	55,159	3%	22

The following table provides additional period-end balance sheet data.

Period-End Balance Sheet Data

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Commercial loans, net	$96,705	97,303	98,800	98,905	101,931	(1)%	(5)
Consumer loans, net	69,220	65,530	65,422	64,192	55,611	6	24

Loans, net	165,925	162,833	164,222	163,097	157,542	2	5

Goodwill and other intangible assets
Goodwill	11,094	10,907	10,869	10,880	10,810	2	3
Deposit base	863	977	1,097	1,225	1,363	(12)	(37)
Customer relationships	400	254	258	239	222	57	80
Tradename	90	90	90	90	90	—	—
Total assets	388,767	364,285	348,064	341,839	333,880	7	16
Core deposits	187,516	187,393	181,234	175,743	173,697	—	8
Total deposits	203,495	201,292	195,837	191,518	187,785	1	8
Stockholders’ equity	$32,813	32,464	32,267	32,078	32,105	1%	2

Memoranda
Unrealized gains (Before income taxes)
Securities, net	$2,346	2,832	2,722	2,706	2,589
Risk management derivative financial instruments, net	2,041	2,090	2,048	2,129	2,210

Unrealized gains, net (Before income taxes)	$4,387	4,922	4,770	4,835	4,799

Fee and Other Income

(See Table on Page 6)

Fee and other income increased 22% to $2.6 billion vs. 2Q03 reflecting the addition of the Prudential brokerage business as well as improved principal investing results and gains on sales/market valuation adjustments on loans held for sale. These improvements were somewhat offset by weaker trading results. Fees represented 50% of total revenue in 3Q03 vs. 46% in 2Q03.

Service charges increased 3% from 2Q03 to $439 million largely on continued growth in consumer DDA charges aided by our introduction of no-fee checking across our franchise.

        Other banking fees grew 4% to $257 million primarily due to strength in mortgage-related income; interchange-related income was flat.

        Commissions were up 59%, or $273 million from 2Q03 largely reflecting the addition of the Prudential retail brokerage business, excluding this impact we estimate that commissions would have declined 2% from a strong 2Q03 retail trading environment. Insurance commissions rose 4% linked quarter to $73 million.

Fiduciary and asset management fees grew 40%, or $187 million from 2Q03 due largely to the impact of the Prudential retail brokerage transaction and on strength in personal trust. Excluding the impact of the retail brokerage transaction, we estimate these fees would have increased 4%. Assets under management increased $1.7 billion to $242 billion including mutual fund assets of $114 billion, which were down $1.7 billion from 2Q03, with net money market outflows somewhat offset by equity inflows of $300 million and improvement in valuations.

Page-19

Wachovia 3Q03 Quarterly Earnings Report

Advisory, underwriting and other investment banking fees decreased 2%, or $4 million from 2Q03, as modest declines in Corporate and Investment Banking’s high-yield, convertible bond, loan syndications and M&A businesses from a strong 2Q03, were somewhat offset by strength in investment grade debt and equity originations. Results also reflect a $23 million increase in Capital Management’s retail brokerage businesses due to the Wachovia Securities retail brokerage transaction.

Trading losses of $6 million were down $75 million from relatively strong 2Q03 profits of $69 million. Losses in equity and equity-linked trading more than offset fairly stable results in fixed income structured products and foreign exchange. Losses on credit default swaps hedging loan exposure in the corporate loan book decreased to $6 million from $20 million in 2Q03 as credit quality improved on underlying assets.

Principal investing recorded net losses of $25 million compared with net losses of $57 million in 2Q03. Additional detail may be found on page 31.

Net securities gains were $22 million in 3Q03, including $35 million in impairment losses, vs. $10 million in 2Q03, including $60 million in impairment losses.

Other income increased $30 million or 9% vs. 2Q03. 3Q03 mortgage sale and securitization income was $60 million vs. $96 million in 2Q03. Home equity sale and securitization income was $54 million in 3Q03 vs. $18 million in 2Q03. Net gains from market valuation adjustments on and sales of loans held for sale were $68 million in 3Q03 vs. $38 million in 2Q03. Affordable housing amortization expense decreased to $10 million from $15 million in 2Q03.

Noninterest Expense

(See Table on Page 7)

Total noninterest expense increased $569 million from 2Q03 reflecting the addition of Prudential’s retail brokerage businesses. Excluding this impact (which includes $43 million of merger-related and restructuring expenses), we estimate expenses would have increased 2%. Excluding merger-related and restructuring expenses and intangibles amortization of $148 million and $127 million, respectively in 3Q03 and $96 million and $131 million, respectively in 2Q03 and the estimated impact of the larger retail brokerage business, expenses increased 1% vs. 2Q03. (See pages 35 and 36 for more information.)

Salaries and employee benefits expense increased 21% or $361 million vs. 2Q03 reflecting the addition of Prudential’s retail brokerage businesses. Excluding the estimated impact of this transaction, this expense would have increased 3%. Sundry expense increased $75 million, primarily due to the addition of Prudential’s retail brokerage business as well as travel, hiring and relocation expense.

Other intangibles amortization was $127 million in 3Q03 vs. $131 million in 2Q03. Amortization of deposit base intangibles was $114 million and amortization of other intangibles was $13 million. After-tax amortization of $79 million amounted to $0.05 per share; after-tax amortization of existing intangibles for 4Q03 is expected to be $0.06 per share, calculated using average diluted shares of 1,337 million, and to include less than $0.01 per share related to the Wachovia Securities retail brokerage transaction.

Page-20

Wachovia 3Q03 Quarterly Earnings Report

General Bank

This segment consists of the Retail and Small Business, and Commercial operations.

(See Table on Page 9)

Retail and Small Business

This sub-segment includes Retail Banking, Small Business Banking, Wachovia Mortgage, Wachovia Home Equity, Educaid and other retail businesses.

Retail and Small Business Performance Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,353	1,299	1,253	1,266	1,239	4%	9
Fee and other income	476	500	467	485	434	(5)	10
Intersegment revenue	21	20	20	18	20	5	5

Total revenue (Tax-equivalent)	1,850	1,819	1,740	1,769	1,693	2	9
Provision for loan losses	87	71	64	71	76	23	14
Noninterest expense	1,076	1,069	1,042	1,077	1,027	1	5
Income taxes (Tax-equivalent)	251	249	231	226	215	1	17

Segment earnings	$436	430	403	395	375	1%	16

Performance and other data
Economic profit	$368	355	322	315	298	4%	23
Risk adjusted return on capital (RAROC)	60.01%	58.72	55.14	52.53	50.96	—	—
Economic capital, average	$2,987	2,975	2,965	3,012	2,954	—	1
Cash overhead efficiency ratio	58.17%	58.79	59.89	60.86	60.71	—	—
Average loans, net	$64,436	62,741	61,144	56,562	51,470	3	25
Average core deposits	$123,708	122,256	119,375	118,769	118,140	1%	5

Net interest income increased $54 million, or 4%, from 2Q03. The improvement was driven by continued core deposit and consumer loan growth. Low-cost core deposits again showed strong growth, increasing 4%, particularly in DDA, money market and interest checking, while CDs fell 6%. Loans increased 3% vs. 2Q03 reflecting continued demand for home equity products as well as strong performance in small business.

Fee and other income decreased 5% vs. 2Q03. Mortgage-related fee and other income was down 23% from a very strong 2Q03 as a result of rising interest rates. This decline was partially offset as debit card fees grew 4% on increased transaction volumes. 3Q03 mortgage results included $17 million in net gains on $5.8 billion in mortgage deliveries to agencies/private investors and $22 million in gains on flow servicing sales. 2Q03 mortgage results included $39 million in net gains on $5.2 billion in mortgage deliveries and $33 million in gains on flow servicing sales.

Noninterest expense rose modestly vs. 2Q03 on higher advertising costs and investments in branch technology.

Page-21

Wachovia 3Q03 Quarterly Earnings Report

GENERAL BANK—RETAIL AND SMALL BUSINESS LOAN PRODUCTION

General Bank—Retail and Small Business Loan Production

Retail and Small Business

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Loan production
Mortgage	$6,778	6,776	5,478	6,888	5,138	—%	32
Home equity	7,953	8,449	7,290	7,558	6,372	(6)	25
Student	660	351	895	909	911	88	(28)
Installment	135	174	194	182	237	(22)	(43)
Other retail and small business	1,511	1,578	1,448	1,351	1,169	(4)	29

Total loan production	$17,037	17,328	15,305	16,888	13,827	(2)%	23

Loan volume decreased 2% from 2Q03 as home equity production declined 6% from strong 2Q03 levels. Student loan volumes are up over seasonally low 2Q03 levels; however, production is down from 3Q02 reflecting strategic business decisions to reduce third-party referrals.

Wachovia.com

Wachovia.com

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Online product and service enrollments
Retail	5,915	5,609	5,220	4,841	4,607	5%	28
Wholesale	340	328	299	270	250	4	36

Total online product and service enrollments	6,255	5,937	5,519	5,111	4,857	5	29
Enrollments per quarter	435	444	444	297	264	(2)	65

Dollar value of transactions (In billions)	$15.5	17.8	16.4	13.2	11.5	(13)%	35

Wachovia Contact Center

Wachovia Contact Center Metrics

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Customer calls to
Person	9.5	9.7	9.5	8.8	8.9	(2)%	7
Voice response unit	32.6	31.9	34.3	33.5	34.8	2	(6)

Total calls	42.1	41.6	43.8	42.3	43.7	1	(4)

% of calls handled in 30 seconds or less (Target 70%)	62%	74	66	76	79	—%	—

Page-22

Wachovia 3Q03 Quarterly Earnings Report

Commercial

This sub-segment includes Business Banking, Middle-Market Commercial, Commercial Real Estate and Government Banking.

Commercial

Performance Summary

	2003			2002
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
Income statement data
Net interest income (Tax-equivalent)	$533	513	491	502	499	4%	7
Fee and other income	92	81	95	84	86	14	7
Intersegment revenue	27	25	23	24	18	8	50

Total revenue (Tax-equivalent)	652	619	609	610	603	5	8
Provision for loan losses	34	28	41	73	38	21	(11)
Noninterest expense	264	255	255	264	255	4	4
Income taxes (Tax-equivalent)	128	123	114	100	114	4	12

Segment earnings	$226	213	199	173	196	6%	15

Performance and other data
Economic profit	$127	109	109	98	97	17%	31
Risk adjusted return on capital (RAROC)	29.86%	27.46	27.90	25.77	25.08	—	—
Economic capital, average	$2,656	2,678	2,604	2,631	2,729	(1)	(3)
Cash overhead efficiency ratio	40.43%	41.21	41.81	43.30	42.26	—	—
Average loans, net	$49,781	50,255	49,720	49,519	49,959	(1)	—
Average core deposits	$31,390	28,910	26,121	25,483	23,721	9%	32

Net interest income increased 4% vs. 2Q03. Core deposit growth of 9% reflected a continued focus on relationship banking and higher deposit levels required to offset account maintenance fees. Average loans were down 1% from 2Q03 on continued weak demand among commercial real estate borrowers. Excluding the decline in the commercial real estate portfolio average loans were up 3% from 2Q03.

Fee and other income increased 14% to $92 million from 2Q03 driven by higher service charges and merchant fee income.

Noninterest expense increased 4% on higher production-based incentives.

Page-23

Wachovia 3Q03 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

(See Table on Page 10)

Asset Management

This sub-segment consists of the mutual fund business, customized investment advisory services, and Corporate and Institutional Trust Services.

Asset Management

Performance Summary

	2003			2002
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
Income statement data
Net interest income (Tax-equivalent)	$8	7	5	7	5	14%	60
Fee and other income	247	236	224	233	225	5	10
Intersegment revenue	(1)	1	(1)	—	(2)	—	50

Total revenue (Tax-equivalent)	254	244	228	240	228	4	11
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	201	192	178	180	170	5	18
Income taxes (Tax-equivalent)	19	19	18	21	21	—	(10)

Segment earnings	$34	33	32	39	37	3%	(8)

Performance and other data
Economic profit	$29	28	28	34	33	4%	(12)
Risk adjusted return on capital (RAROC)	72.67%	79.96	81.90	93.15	90.01	—	—
Economic capital, average	$187	163	158	165	162	15	15
Cash overhead efficiency ratio	78.88%	78.87	77.96	74.66	74.65	—	—
Average loans, net	$135	138	131	129	175	(2)	(23)
Average core deposits	$1,335	1,130	1,187	1,277	1,116	18%	20

Fee and other income increased 5%. This increase was driven by a 5% increase in fiduciary and asset management fees to $247 million from growth of higher earning equity assets under management as well as a $6 million increase related to the purchase of the PFPC, Inc. retirement services business on June 30, 2003.

Noninterest expense increased 5% from 2Q03 levels largely due to the addition of PFPC’s retirement services business.

Mutual Funds

	2003						2002
	Third Quarter		Second Quarter		First Quarter		Fourth Quarter		Third Quarter		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In billions)	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix
Assets under management
Money market	$63	55%	$65	57%	$69	61%	$72	64%	$68	64%	(3)%	(7)
Equity	21	19	20	17	18	16	18	16	17	16	5	24
Fixed income	30	26	30	26	26	23	23	20	22	20	—	36

Total mutual fund assets	$114	100%	$115	100%	$113	100%	$113	100%	$107	100%	(1)%	7

Equity assets under management increased on positive net sales and rising equity markets. The decline in money market assets reflects net money market outflows resulting from the low interest rate environment.

Page-24

Wachovia 3Q03 Quarterly Earnings Report

Retail Brokerage Services

This sub-segment includes Retail Brokerage and Insurance Services.

Retail Brokerage Services

Performance Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$69	30	33	31	36	—%	92
Fee and other income	1,050	572	521	524	515	84	—
Intersegment revenue	(15)	(16)	(18)	(18)	(17)	6	12

Total revenue (Tax-equivalent)	1,104	586	536	537	534	88	—
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	952	481	458	452	457	98	—
Income taxes (Tax-equivalent)	57	39	28	32	29	46	97

Segment earnings	$95	66	50	53	48	44%	98

Performance and other data
Economic profit	$63	51	36	39	34	24%	85
Risk adjusted return on capital (RAROC)	33.38%	48.60	38.89	42.12	38.57	—	—
Economic capital, average	$1,124	550	523	505	499	—	—
Cash overhead efficiency ratio	86.48%	82.15	85.28	84.27	85.65	—	—
Average loans, net	$—	2	3	2	2	—	—
Average core deposits	$419	208	180	210	198	—%	—

Beginning in 3Q03, the Retail Brokerage Services sub-segment results shown in the above table include 100% of the results of the Wachovia Securities retail brokerage transaction reported below. This transaction closed on July 1, 2003. The Retail Brokerage Services sub-segment results reported in the above table also include our Insurance Services sub-segment, as well as additional corporate allocations which are not included in the Wachovia Securities retail brokerage transaction.

Net interest income increased to $69 million from $30 million reflecting the increase associated with the addition of Prudential’s retail brokerage operations. Excluding the addition of the Prudential businesses, we estimate that net interest income would have increased 13%.

Fee and other income increased $478 million, or 84% linked quarter driven by the addition of the Prudential businesses. Excluding the increase relating to Prudential’s contributed businesses, we estimate that fee and other income would have declined approximately 3% from a strong retail trading environment in 2Q03.

Noninterest expense almost doubled, to $952 million due to the addition of Prudential’s contributed businesses. Excluding the impact of the additional expense relating to the addition of Prudential’s retail brokerage businesses, we estimate that expenses would have declined modestly.

Broker client assets increased 101% from 2Q03 levels reflecting the addition of an estimated $281 billion associated with Prudential’s retail brokerage operations.

Wachovia Securities Retail Brokerage Transaction

(Included in the Retail Brokerage Segment Results Shown Above)

The Wachovia Securities retail brokerage transaction comprises the combination of Wachovia’s and Prudential Financial’s retail brokerage operations, which was consummated on July 1, 2003. The newly created entity is a consolidated subsidiary of Wachovia Corporation for GAAP purposes and its results are included in the Retail Brokerage segment reported above beginning with the third quarter of 2003.

Page-25

Wachovia 3Q03 Quarterly Earnings Report

Wachovia Corporation owns 62% of Wachovia Securities retail brokerage and Prudential Financial, Inc. holds 38%. Prudential Financial’s minority interest is included in minority interest reported in the Parent (see page 32) and in Wachovia Corporation’s consolidated statements of income on a GAAP basis, which differs from our segment reporting as noted on pages 3 and 17. The following results are reported in a manner consistent with our segment reporting.

Wachovia Prudential Financial Advisors, LLC

(In millions)	Three Months Ended September 30, 2003
Consolidated
Income statement data
Net interest income (Tax-equivalent)	$68
Fee and other income	1,008
Intersegment revenue	(15)

Total revenue (Tax-equivalent)	1,061
Provision for loan losses	—
Noninterest expense	910
Income taxes (Tax-equivalent)	55

Segment earnings (Before minority interest)	$96

For the three months ended September 30, 2003, Prudential Financial’s pre-tax minority interest on a GAAP basis was $38 million.

Capital Management Eliminations

In addition to the above sub-segments, Capital Management results include eliminations among business units. Certain brokerage commissions earned on mutual fund sales by our brokerage sales force are eliminated and deferred in the consolidation of Capital Management reported results. In 3Q03, brokerage revenue and expense eliminations were $6 million and $9 million, respectively, and had no material effect on this segment’s earnings.

Page-26

Wachovia 3Q03 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management

Performance Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$115	107	103	103	100	7%	15
Fee and other income	132	133	133	135	122	(1)	8
Intersegment revenue	1	2	1	1	1	(50)	—

Total revenue (Tax-equivalent)	248	242	237	239	223	2	11
Provision for loan losses	2	5	4	6	3	(60)	(33)
Noninterest expense	180	175	170	172	161	3	12
Income taxes (Tax-equivalent)	23	24	23	22	21	(4)	10

Segment earnings	$43	38	40	39	38	13%	13

Performance and other data
Economic profit	$26	26	27	27	24	—%	8
Risk adjusted return on capital (RAROC)	37.14%	36.40	40.78	39.82	37.52	—	—
Economic capital, average	$403	400	375	375	364	1	11
Cash overhead efficiency ratio	72.39%	72.81	71.66	71.62	72.08	—	—
Lending commitments	$3,843	3,678	3,343	3,288	3,145	4	22
Average loans, net	9,833	9,617	9,357	9,028	8,854	2	11
Average core deposits	$11,083	10,817	10,662	10,339	10,006	2	11
FTE employees	3,839	3,921	3,881	3,726	3,760	(2)%	2

Net interest income increased 7% from 2Q03 to $115 million. The increase was driven by growth in consumer loans, higher spreads, and a 2% increase in core deposits led by higher money market balances.

Fee and other income declined modestly from 2Q03. Equity market improvements resulted in increased trust and investment management fees, offset by a decline in insurance commissions.

Noninterest expense was up 3% driven by increases in production-related incentives and sundry expenses.

Wealth Management Key Metrics (a)

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Assets under management (b)	$62,500	62,700	60,600	61,800	62,400	—%	—
Assets under care	$26,300	27,000	26,000	28,600	27,900	(3)	(6)

Client relationships (Actual)	82,300	78,825	77,650	77,200	77,450	4	6
Wealth Management advisors (Actual)	993	1,027	1,068	1,056	1,067	(3)%	(7)

(a)	Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units. Future restatements may occur as relationships are moved to channels that best meet client needs.
(b)	These assets are managed by and reported in Capital Management.

Page-27

Wachovia 3Q03 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, Treasury and Trade Finance, and Principal Investing.

(See Table on Page 12)

Corporate Lending

This sub-segment includes Large Corporate Lending, Loan Syndications and Leasing.

Corporate Lending

Performance Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$299	300	310	339	355	—%	(16)
Fee and other income	189	134	155	107	120	41	58
Intersegment revenue	4	3	4	3	4	33	—

Total revenue (Tax-equivalent)	492	437	469	449	479	13	3
Provision for loan losses	10	95	112	160	317	(89)	(97)
Noninterest expense	128	129	121	112	112	(1)	14
Income taxes (Tax-equivalent)	133	80	90	68	22	66	—

Segment earnings	$221	133	146	109	28	66%	—

Performance and other data
Economic profit	$104	49	54	32	36	—%	—
Risk adjusted return on capital (RAROC)	23.56%	16.22	16.30	13.87	14.02	—	—
Economic capital, average	$3,270	3,738	4,162	4,423	4,728	(13)	(31)
Cash overhead efficiency ratio	26.11%	29.40	25.93	24.89	23.49	—	—
Average loans, net	$26,314	29,100	30,686	33,113	34,565	(10)	(24)
Average core deposits	$1,347	1,249	1,301	1,410	1,534	8%	(12)

Net interest income remained relatively stable at $299 million as lower loan outstandings in the large corporate portfolio were offset by the impact of FIN 46. Average loans outstanding declined $2.8 billion, or 10%, on the continued reduction in credit facility usage, cancellations/reduction of loan facilities by large borrowers, $123 million in loan sales directly out of the portfolio and the 2Q03 quarter-end transfer of $128 million in loans to loans held for sale.

Fee and other income increased $55 million, or 41%, driven by gains on loans held for sale and lower losses on credit default swaps. Gains on loan sales and loans held for sale were $72 million vs. $32 million in 2Q03. There were no securities losses in 3Q03 vs. $2 million in 2Q03. Trading losses of $2 million, driven by credit default swaps hedging risk in the loan portfolio, improved from the $14 million loss in the previous quarter.

Provision expense was $10 million in 3Q03 vs. $95 million in 2Q03 on higher recoveries of $45 million and lower overall losses. 3Q03 included $6 million of provision relating to $73 million of exposure transferred to held for sale, compared with $10 million of provision in 2Q03 relating to transfers of $250 million of loan exposure. Provision expense excluding the transfers was $4 million compared with $85 million in 2Q03.

Noninterest expense decreased modestly to $128 million.

Economic capital declined 13%, or $468 million, primarily due to the continued decline in loan exposures and continued improvement in credit quality.

Page-28

Wachovia 3Q03 Quarterly Earnings Report

Investment Banking

This sub-segment includes Equity Capital Markets, M&A, Equity-Linked Products and the activities of our Fixed Income Division including Interest Rate Products, Credit Products, Structured Products and Non-Dollar Products.

Investment Banking

Performance Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$173	175	174	169	168	(1)%	3
Fee and other income	217	326	282	203	80	(33)	—
Intersegment revenue	(9)	(9)	(7)	(9)	(8)	—	(13)

Total revenue (Tax-equivalent)	381	492	449	363	240	(23)	59
Provision for loan losses	—	3	—	(1)	—	—	—
Noninterest expense	263	252	255	246	228	4	15
Income taxes (Tax-equivalent)	44	87	69	42	3	(49)	—

Segment earnings	$74	150	125	76	9	(51)%	722

Performance and other data
Economic profit	$49	121	96	47	(11)	(60)%	—
Risk adjusted return on capital (RAROC)	28.43%	52.36	45.99	28.52	6.65	—	—
Economic capital, average	$1,119	1,172	1,112	1,062	1,044	(5)	7
Cash overhead efficiency ratio	69.09%	51.21	56.63	67.84	94.15	—	—
Average loans, net	$1,789	1,805	1,907	1,868	1,897	(1)	(6)
Average core deposits	$4,828	4,340	3,779	3,173	2,635	11%	83

Net interest income declined 1% as lower corporate bonds and purchased deposit income offset core deposit growth of 11%, primarily in commercial mortgage servicing.

Fee and other income decreased $109 million, or 33%, to $217 million. 3Q03 results were affected primarily by declines in trading results. In addition, 3Q03 reflected modest declines in advisory/underwriting and other investment banking fees from record results in the prior quarter. A $98 million decline in trading results was driven by lower convertible bond and interest rate products trading results.

Noninterest expense increased 4% on higher salaries, benefits and incentives associated with a modestly larger headcount.

Investment Banking

Net Trading Revenue

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
(In millions)
Net interest income (Tax-equivalent)	$90	102	108	93	108	(12)%	(17)
Trading account profits (losses)	(11)	87	117	(19)	(80)	—	(86)
Other fee income	65	57	51	66	53	14	23

Total net trading revenue (Tax-equivalent)	$144	246	276	140	81	(41)%	78

Investment Banking net trading revenue was $144 million for the quarter, a decrease of $102 million. The lower trading results were driven by lower equity-linked and interest rate product results.

Page-29

Wachovia 3Q03 Quarterly Earnings Report

Treasury and Trade Finance

This sub-segment includes Treasury Services and International Trade Finance.

Treasury and Trade Finance

Performance Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$84	76	79	83	81	11%	4
Fee and other income	179	175	178	170	176	2	2
Intersegment revenue	(26)	(23)	(23)	(19)	(16)	(13)	(63)

Total revenue (Tax-equivalent)	237	228	234	234	241	4	(2)
Provision for loan losses	—	(3)	(3)	2	—	—	—
Noninterest expense	173	174	174	172	163	(1)	6
Income taxes (Tax-equivalent)	24	21	23	22	29	14	(17)

Segment earnings	$40	36	40	38	49	11%	(18)

Performance and other data
Economic profit	$32	25	30	32	40	28%	(20)
Risk adjusted return on capital (RAROC)	63.05%	52.87	60.20	66.12	80.64	—	—
Economic capital, average	$240	244	247	229	231	(2)	4
Cash overhead efficiency ratio	73.45%	76.49	74.15	73.29	67.86	—	—
Average loans, net	$4,042	3,703	3,507	3,687	3,788	9	7
Average core deposits	$10,297	9,226	9,040	8,908	8,663	12%	19

Net interest income increased 11% on loan and deposit balance growth in International Trade Finance.

Fee and other income was up 2% from 2Q03 as seasonal strength relating to holiday shipments in International Trade Finance offset continued run-off of lower margin accounts in Treasury Services.

Noninterest expense declined 1% on lower volume-based service center costs and technology expenses.

The Treasury Services business is managed in the Corporate and Investment Bank. Product revenues and earnings are also realized in other business lines within the company, including the General Bank and Wealth Management. Total treasury services product revenues for the company were $536 million in 3Q03 vs. $506 million in 2Q03.

Page-30

Wachovia 3Q03 Quarterly Earnings Report

Principal Investing

This sub-segment includes the public equity, private equity, and mezzanine portfolios and fund investment activities.

Principal Investing

Performance Summary

(In millions)	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$3	—	1	(2)	(2)	—%	—
Fee and other income	(25)	(57)	(44)	(105)	(29)	56	14
Intersegment revenue	—	—	—	—	—	—	—

Total revenue (Tax-equivalent)	(22)	(57)	(43)	(107)	(31)	61	29
Provision for loan losses	—	—	1	—	—	—	—
Noninterest expense	14	11	6	7	6	27	—
Income taxes (Tax-equivalent)	(14)	(25)	(18)	(40)	(14)	(44)	—

Segment loss	$(22)	(43)	(32)	(74)	(23)	49%	4

Performance and other data
Economic profit	$(45)	(68)	(54)	(98)	(50)	34%	10
Risk adjusted return on capital (RAROC)	(10.91)%	(19.48)	(14.96)	(32.77)	(9.50)	—	—
Economic capital, average	$815	891	849	888	961	(9)	(15)
Cash overhead efficiency ratio	n/m %	n/m	n/m	n/m	n/m	—	—
Average loans, net	$—	—	4	5	—	—	—
Average core deposits	$—	—	—	—	—	—%	—

Principal investing net losses in 3Q03 were $25 million vs. $57 million in 2Q03. These results reflect $82 million of gross gains and $107 million in gross losses during the quarter. Net losses were primarily attributable to our investments in private equity funds, which accounted for $21 million of the $25 million net loss.

The carrying value of the principal investing portfolio at the end of 3Q03 was $1.8 billion compared with $1.9 billion in 2Q03. The portfolio at the end of 3Q03 was invested as follows: 56% direct investments (37% direct equity, 19% mezzanine) and 44% fund investments.

Page-31

Wachovia 3Q03 Quarterly Earnings Report

Parent

This sub-segment includes the central money book, investment portfolio, some consumer real estate and mortgage assets, minority interest in consolidated subsidiaries, businesses being wound down or divested, and other intangibles amortization.

Parent

Performance Summary

	2003			2002		3 Q 03 vs 2 Q 03	3 Q 03 vs 3 Q 02
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Income statement data
Net interest income (Tax-equivalent)	$39	75	128	30	38	(48)%	3
Fee and other income	91	74	77	149	172	23	(47)
Intersegment revenue	(1)	(2)	1	—	(1)	(50)	—

Total revenue (Tax-equivalent)	129	147	206	179	209	(12)	(38)
Provision for loan losses	(52)	(4)	5	(3)	1	—	—
Noninterest expense	167	165	182	226	272	1	(39)
Minority interest	71	16	9	—	—	—	—
Income taxes (Tax-equivalent)	(78)	(64)	(53)	(180)	(287)	22	(73)

Segment earnings	$21	34	63	136	223	(38)%	(91)

Performance and other data
Economic profit	$6	40	88	148	252	(85)%	(98)
Risk adjusted return on capital (RAROC)	11.95%	17.85	25.85	36.74	54.15	—	—
Economic capital, average	$2,072	2,418	2,368	2,276	2,317	(14)	(11)
Cash overhead efficiency ratio	31.12%	22.48	20.60	44.49	56.64	—	—
Lending commitments	$14,399	16,091	15,381	15,211	15,537	(11)	(7)
Average loans, net	1,664	374	1,505	(634)	1,218	—	37
Average core deposits	$1,308	1,281	1,343	1,169	1,171	2	12
FTE employees	24,044	23,725	23,952	23,664	23,745	1%	1

Net interest income decreased $36 million vs. 2Q03 due to narrower spreads. Average loans increased $1.3 billion, primarily driven by balance sheet management activity.

Fee and other income increased $17 million vs. 2Q03. Securities gains were $13 million vs. $21 million in 2Q03. Mortgage and home equity securitization income of $74 million compared with $41 million in 2Q03.

Noninterest expense was relatively stable vs. 2Q03. In addition, minority interest expense rose $55 million, primarily as a result of minority interest recognized in the earnings of WPFA (please see the income statement on page 3 for GAAP-basis minority interest expense).

Page-32

Wachovia 3Q03 Quarterly Earnings Report

Asset Quality

(See Table on Page 13)

Net charge-offs in the loan portfolio decreased 22% to $132 million, lowering the net charge-off ratio to 0.33% of average net loans from 0.43% in 2Q03. Gross charge-offs of $199 million were offset by $67 million in recoveries.

Provision for loan losses totaled $81 million. Provision for loans transferred to held for sale or sold included $6 million related to the transfer to held for sale of $73 million of higher risk large corporate exposure ($42 million outstanding) as well as net gains on the sale of commercial loans directly out of the loan portfolio. Provision was $114 million, or 58%, lower than 2Q03, reflecting continued improvement in overall credit quality and the shift in portfolio mix to more consumer real estate-secured loans.

Allowance for loan losses of $2.6 billion, or 1.59% of net loans, declined by $73 million from 2Q03. The decline was related to $22 million in total allowance associated with the commercial and consumer loans that were transferred to held for sale or sold as well as lower provisioning.

The allowance to nonperforming loans ratio increased to 189% from 180% in 2Q03, and the allowance to nonperforming assets ratio (excluding NPAs in loans held for sale) increased to 175% versus the prior quarter’s 166%.

Nonperforming Loans

(See Table on Page 14)

Nonperforming loans in the loan portfolio decreased $110 million on a linked-quarter basis and totaled $1.4 billion. Total nonperforming assets including loans held for sale decreased 7% to $1.7 billion.

New inflows to the commercial nonaccrual portfolio decreased 13% to $252 million vs. the prior quarter’s $291 million. Payments and other resolutions reduced nonperforming commercial loan balances by $167 million, or 13% of beginning 3Q03 nonperforming commercial loan balances. In the quarter, $56 million in nonperforming commercial loans were sold directly out of the loan portfolio. $46 million of nonperforming loans were transferred to held for sale, and $9 million moved back to loans from held for sale.

Loans Held For Sale

(See Table on Page 15)

Core Business Activity

In 3Q03, a net $9.3 billion of loans were originated or purchased for sale representing core business activity. We sold or securitized a total of $7.3 billion of loans out of the loans held for sale portfolio. More than 99% of the loans sold were performing. A net $783 million of loans were transferred back to the loan portfolio during the quarter including $143 million of student loans, $281 million of commercial leases, and $341 million in consumer mortgages.

Portfolio Management Activity

During the quarter, we transferred $73 million of higher risk corporate exposure to held for sale including $42 million of outstandings and $31 million of additional exposure. 100% of the exposure transferred was nonperforming and is under contract to sell. This portfolio was marked to a carrying value of 58% of par after giving effect to losses previously booked. We also transferred $53 million of consumer loans to held for sale, 45% of which was nonperforming, all of which were sold during the quarter.

As of 3Q03, 88% of the $4.0 billion of the large corporate exposure moved to held for sale since 3Q01 has been sold or paid down.

Page-33

Wachovia 3Q03 Quarterly Earnings Report

The following table provides additional information related to the direct loan sale and securitization activity and the types of loans transferred to loans held for sale.

Third Quarter 2003 Loans Securitized or

Sold or Transferred to Held for Sale

Out of Loan Portfolio

(In millions)	Balance			Direct Allowance Reduction	Provision to Adjust Value	Inflow as Loans Held For Sale
	Non- performing	Performing	Total			Non- performing	Performing	Total
Commercial loans	$56	120	176	13	(10)	—	—	—
Consumer loans	—	3	3	—	1	—	—	—

Loans securitized/sold out of loan portfolio	56	123	179	13	(9)	—	—	—

Commercial loans	46	—	46	4	6	36	—	36
Consumer loans	24	29	53	5	3	16	29	45

Loans transferred to held for sale	70	29	99	9	9	52	29	81

Total	$126	152	278	22	—	52	29	81

We sold or transferred to held for sale a total of $278 million of loans out of the loan portfolio. These loans included $56 million of consumer loans and $222 million of commercial loans. $152 million of these non-flow loan sales/transfers were performing and $126 million were nonperforming.

Page-34

Wachovia 3Q03 Quarterly Earnings Report

Merger Integration Update

Estimated Merger Expenses

In connection with the Wachovia Securities retail brokerage transaction, which closed on July 1, 2003, we began recording certain merger-related and restructuring expenses in 3Q03. These expenses are reflected in our income statement. In addition, we recorded purchase accounting adjustments to reflect Prudential Financial’s contributed assets and liabilities at their respective fair values as of July 1, 2003, and to reflect certain exit costs related to Prudential’s contributed businesses, which has the effect of increasing goodwill. These purchase accounting adjustments are preliminary and subject to refinement.

In connection with the First Union/Wachovia merger, we have also been recording certain merger-related-and restructuring expenses reflected in our income statement, as well as purchase accounting adjustments relating to recording the former Wachovia’s assets and liabilities at their respective fair values as of September 1, 2001, and certain exit costs relating to the former Wachovia’s businesses. For the 12-month period following the merger consummation, these exits costs were recorded as purchase accounting adjustments, and accordingly, had the effect of increasing goodwill. In accordance with GAAP, as of 4Q02, we began recording former Wachovia exit costs as merger-related and restructuring expenses in our income statement and the fair value purchase accounting adjustments were final as of September 1, 2002.

The following table indicates our progress compared with the estimated merger expenses for each of the respective transactions.

Wachovia Securities Retail Brokerage Transaction

(In millions)	Net Merger- Related/ Restructuring Expenses	Exit Cost Purchase Accounting Adjustments (a)	Total
Total estimated expenses	$444	684	1,128

Actual expenses
Third quarter 2003	43	93	136

Total actual expenses	$43	93	136

(a)	These adjustments represent incremental expenses related to combining the two companies and are specifically attributable to Prudential's contributed businesses. Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant Prudential's contributed facilities. These adjustments are reflected in goodwill and are not charges against income. Depending upon the timing of integration actions, certain items projected to be recorded as exit cost purchase accounting adjustments may be recorded as net merger-related and restructuring expenses.

First Union/Wachovia Merger

(In millions)	Net Merger- Related/ Restructuring Expenses	Exit Cost Purchase Accounting Adjustments (a)	Total
Total estimated expenses	$1,164	251	1,415

Actual expenses
2001	$178	141	319
2002	386	110	496
First quarter 2003	70	—	70
Second quarter 2003	96	—	96
Third quarter 2003	105	—	105

Total actual expenses	$835	251	1,086

(a)	These adjustments represent incremental expenses related to combining the two companies and are specifically attributable to the former Wachovia. Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant former Wachovia facilities. These adjustments are reflected in goodwill and are not charges against income.

The total one-time costs for each of these transactions are the sum of total merger-related and restructuring expenses as reported in the following Merger-Related and Restructuring Expenses table and Total exit-cost purchase accounting adjustments (one-time costs) as detailed in the Goodwill and Other Intangibles tables on the following pages for each of the respective transactions.

During the quarter, we recorded one-time expenses totaling $136 million relating to the Wachovia Securities retail brokerage transaction. We also recorded $105 million in the quarter relating to the First Union/Wachovia merger for a cumulative total for that merger of $1.1 billion.

Page-35

Wachovia 3Q03 Quarterly Earnings Report

Merger-Related And Restructuring Expenses

Merger-Related and Restructuring Expenses

(Income Statement Impact)

	2003			2002
(In millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Wachovia Securities retail brokerage merger-related and restructuring expenses
Personnel and employee termination benefits	$13	—	—	—	—
Occupancy and equipment	1	—	—	—	—
Contract cancellations and system conversions	12	—	—	—	—
Other	17	—	—	—	—

Total Wachovia Securities retail brokerage merger-related and restructuring expenses	43	—	—	—	—

First Union/Wachovia merger-related and restructuring expenses
Personnel and employee termination benefits	2	10	3	31	14
Occupancy and equipment	27	29	17	33	14
Contract cancellations and system conversions	44	36	28	46	49
Advertising	18	15	10	20	18
Other	14	6	12	15	12

Total First Union/Wachovia merger-related and restructuring expenses	105	96	70	145	107

Other merger-related and restructuring expenses (reversals), net	—	—	(6)	—	—

Net merger-related and restructuring expenses	148	96	64	145	107

Prudential Financial’s 38 percent of shared Wachovia Securities retail brokerage merger-related and restructuring expenses (minority interest)	(16)	—	—	—	—
Income taxes (benefits)	(49)	(36)	(24)	(53)	(40)

After-tax net merger-related and restructuring expenses	$83	60	40	92	67

In the quarter, we recorded $27 million in net merger-related and restructuring expenses related to the Wachovia Securities retail brokerage transaction after giving effect to Prudential Financial’s share of these expenses of $16 million. The majority of these expenses was related to personnel and contract cancellation system conversions costs. We also recorded $105 million of expenses relating to the First Union/Wachovia merger. The largest category of expenses is related to contract cancellations and system conversions.

Goodwill and Other Intangibles

Under purchase accounting, the assets and liabilities contributed by Prudential Financial to the Wachovia Securities retail brokerage transaction and the assets and liabilities of the former Wachovia are recorded at their respective fair values as of July 1, 2003, and September 1, 2001, respectively, as if they had been individually purchased in the open market. The premiums and discounts that resulted from the purchase accounting adjustments to financial instruments are accreted/amortized into income/expense over the estimated term of the respective assets and liabilities, much like the purchase of a bond at a premium or discount. This results in a market yield in the income statement for those assets and liabilities. Assuming a stable market environment from the date of purchase, we would expect that as these assets and liabilities mature, they could generally be replaced with instruments of similar yields.

Page-36

Wachovia 3Q03 Quarterly Earnings Report

The fair value purchase accounting adjustments relating to the Wachovia Securities retail brokerage transaction are preliminary estimates and are subject to further refinement for up to one year from July 1, 2003.

Preliminary Goodwill and Other Intangibles Created

by the Wachovia Securities Retail Brokerage Transaction

(In millions)
Contributed value less book value of net assets contributed by Prudential Financial, Inc. as of July 1, 2003 (a)	$140

Fair value purchase accounting adjustments (b)
Premises and equipment	136
Other	6
Income taxes	(56)

Total fair value purchase accounting adjustments	86

Exit cost purchase accounting adjustments (c)
Occupancy and equipment	76
Other	17

Total pre-tax exit costs	93
Income taxes	(32)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	61

Total purchase intangibles	287
Customer relationships intangibles (Net of income taxes)	91

Goodwill as of September 30, 2003	$196

(a)	Based on preliminary valuation of net assets contributed.
(b)	These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities contributed by Prudential Financial to their fair values as of July 1, 2003.
(c)	These adjustments represent incremental expenses relating to combining the two companies and are specifically attributable to those businesses contributed by Prudential Financial.

As of September 30, 2003, preliminary fair value purchase accounting adjustments totaled $86 million. In 3Q03, the company recorded $93 million in pre-tax exit costs comprised principally of occupancy and equipment costs relating to businesses contributed by Prudential Financial. We also recorded a customer relationship intangible asset of $91 million. As of September 30, the goodwill attributable to this transaction totaled $196 million.

Goodwill and Other Intangibles Created

by the First Union/Wachovia Merger—Final

(In millions)
Purchase price less former Wachovia ending tangible stockholders’ equity as of September 1, 2001	$7,466

Fair value purchase accounting adjustments (a)
Financial assets	836
Premises and equipment	167
Employee benefit plans	276
Financial liabilities	(13)
Other, including income taxes	(154)

Total fair value purchase accounting adjustments	1,112

Exit cost purchase accounting adjustments (b)
Personnel and employee termination benefits	152
Occupancy and equipment	85
Gain on regulatory-mandated branch sales	(47)
Contract cancellations	8
Other	53

Total pre-tax exit costs	251
Income taxes	(73)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	178

Total purchase intangibles	8,756
Deposit base intangible (Net of income taxes)	1,194
Other identifiable intangibles (Net of income taxes)	209

Goodwill as of September 30, 2003	$7,353

(a)	These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities of the former Wachovia to their fair values as of September 1, 2001.
(b)	These adjustments represent incremental expenses relating to combining the two companies and are specifically attributable to the former Wachovia.

The fair value purchase accounting adjustments relating to the former Wachovia were final as of September 1, 2002, one year after the close of the merger.

Page-37

Wachovia 3Q03 Quarterly Earnings Report

Explanation of Our Use of Certain Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this quarterly earnings report includes certain non-GAAP financial measures, including those presented on pages 2 and 4 under the captions “Earnings Reconcilation”, “Other Financial Measures—Earnings excluding merger-related and restructuring expenses and cumulative effect of a change in accounting principle” and “—Earnings excluding merger-related and restructuring expenses, other intangible amortization and cumulative effect of a change in accounting principle”, and which are reconciled to GAAP financial measures on pages 39 and 40. Certain non-GAAP financial measures related to the addition of Prudential Financial’s retail brokerage business and to FIN 46 are also presented in this quarterly earnings report and are reconciled to GAAP financial measures on page 41. In addition, in this quarterly earnings report certain designated net interest income amounts are presented on a tax-equivalent basis, including the calculation of the overhead efficiency ratio.

Wachovia believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry. Specifically, Wachovia believes that the exclusion of merger-related and restructuring expenses and cumulative effect of a change in accounting principle permits evaluation and a comparison of results for on-going business operations, and it is on this basis that Wachovia’s management internally assesses the company’s performance. Those non-operating items are excluded from Wachovia’s segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. In addition, because of the significant amount of deposit base intangible amortization, Wachovia believes that the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial services firms. Also, Wachovia management makes recommendations to its board of directors about dividend payments based on reported earnings excluding merger-related and restructuring expenses, other intangible amortization and the cumulative effect of a change in accounting principle (cash earnings), and has communicated certain cash dividend payout ratio goals to investors. Management believes that the cash dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor Wachovia’s dividend payout policy. Wachovia also believes that the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. In addition, since Wachovia operates one of the largest retail brokerage businesses in our industry, we have presented an overhead efficiency ratio excluding these brokerage services, which management believes is useful to investors in comparing the performance of our banking business with other banking companies. Further, Wachovia consummated our retail securities brokerage combination with Prudential Financial in the third quarter and we have excluded the effect of that transaction and the consolidation of assets pursuant to FIN 46 from certain performance measures, which management believes is useful to investors in comparing those performance measures with historical periods.

Although Wachovia believes the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

Page-38

Wachovia 3Q03 Quarterly Earnings Report

Reconciliation Of Certain Non-GAAP Financial Measures

		2003			2002
(Dollars in millions, except per share data)	*	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
INCOME BEFORE CHANGE IN ACCOUNTING PRINCIPLE
Income before change in accounting principle (GAAP)	A	$1,088	1,032	1,027	895	916
After tax merger-related and restructuring expenses (GAAP)		83	60	40	92	67

Income before change in accounting principle, excluding merger-related and restructuring expenses	B	1,171	1,092	1,067	987	983
After tax other intangible amortization (GAAP)		79	81	88	83	98
Income before change in accounting principle, excluding after tax merger-related and restructuring expenses, and other intangible amortization (Cash basis)	C	$1,250	1,173	1,155	1,070	1,081

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS
Net income available to common stockholders (GAAP)	D	$1,105	1,031	1,023	891	913
After tax merger-related and restructuring expenses (GAAP)		83	60	40	92	67
After tax change in accounting principle (GAAP)		(17)	—	—	—	—

Net income available to common stockholders, excluding merger-related and restructuring expenses	E	1,171	1,091	1,063	983	980
After tax other intangible amortization (GAAP)		79	81	88	83	98

Net income available to common stockholders, excluding after tax merger-related and restructuring expenses, and other intangible amortization (Cash basis)	F	$1,250	1,172	1,151	1,066	1,078

RETURN ON AVERAGE ASSETS
Average assets (GAAP)	G	$376,706	341,718	337,281	329,960	321,511
Average intangible assets (GAAP)		(12,250)	(12,250)	(12,386)	(12,478)	(12,510)

Average tangible assets (GAAP)	H	$364,456	329,468	324,895	317,482	309,001

Return on average assets
GAAP	A/G	1.16%	1.21	1.23	1.08	1.13
Excluding merger-related and restructuring expenses	B/G	1.23	1.28	1.28	1.19	1.21
Return on average tangible assets
GAAP	A/H	1.18	1.26	1.28	1.12	1.18
Cash basis	C/H	1.36%	1.43	1.44	1.34	1.39

RETURN ON AVERAGE COMMON STOCKHOLDERS’ EQUITY
Average common stockholders’ equity (GAAP)	I	$31,985	32,362	32,052	31,944	31,098
Merger-related and restructuring expenses (GAAP)		138	63	18	190	123
Change in accounting principle		(14)	—	—	—	—

Average common stockholders’ equity, excluding merger-related and restructuring expenses and change in accounting principle	J	31,985	32,362	32,052	31,944	31,098
Average intangible assets (GAAP)	K	(12,250)	(12,250)	(12,386)	(12,478)	(12,510)

Average common stockholders’ equity (Cash basis)	L	$19,735	20,112	19,666	19,466	18,588

Return on average common stockholders' equity
GAAP	D/I	13.71%	12.78	12.94	11.07	11.63
Excluding merger-related and restructuring expenses and change in accounting principle	E/J	14.46	13.49	13.45	12.13	12.44
Return on average tangible common stockholders’ equity
GAAP	D/I+K	22.21	20.56	21.10	18.16	19.49
Cash basis	F/L	24.97%	23.32	23.71	21.52	22.84

*	The letters included in the columns are provided to show how the various ratios presented in the tables on pages 39 through 41 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/G) and annualized where appropriate.

Page-39

Wachovia 3Q03 Quarterly Earnings Report

Reconciliation Of Certain Non-GAAP Financial Measures

		2003			2002
(Dollars in millions, except per share data)	*	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
OVERHEAD EFFICIENCY RATIOS
Noninterest expense (GAAP)	M	$3,557	2,988	2,894	3,042	2,945
Merger-related and restructuring expenses (GAAP)		(148)	(96)	(64)	(145)	(107)

Noninterest expense, excluding merger-related and restructuring expenses	N	3,409	2,892	2,830	2,897	2,838
Other intangible amortization (GAAP)		(127)	(131)	(140)	(147)	(152)

Noninterest expense (Cash basis)	O	$3,282	2,761	2,690	2,750	2,686

Net interest income (GAAP)		$2,613	2,520	2,514	2,470	2,466
Tax-equivalent adjustment		63	63	64	59	54

Net interest income (Tax-equivalent)		$2,676	2,583	2,578	2,529	2,520
Fee and other income (GAAP)		2,643	2,166	2,078	1,978	1,890

Total	P	$5,319	4,749	4,656	4,507	4,410

Retail Brokerage Services, excluding insurance
Noninterest expense (GAAP)	Q	$933	460	437	433	428

Net interest income (GAAP)		$68	30	31	30	34
Tax-equivalent adjustment		—	—	—	—	—

Net interest income (Tax-equivalent)		68	30	31	30	34
Fee and other income (GAAP)		994	523	466	473	468

Total	R	$1,062	553	497	503	502

Overhead efficiency ratios
GAAP	M/P	66.87%	62.92	62.16	67.51	66.77
Excluding merger-related and restructuring expenses	N/P	64.10	60.91	60.78	64.30	64.33
Excluding merger-related and restructuring expenses and brokerage	N-Q/P-R	58.17	57.98	57.54	61.56	61.66
Cash basis	O/P	61.70	58.15	57.78	61.04	60.87
Cash basis excluding brokerage	O-Q/P-R	55.18%	54.86	54.18	57.89	57.76

OPERATING LEVERAGE
Operating leverage (GAAP)		$2	(1)	298	(2)	(232)
After tax merger-related and restructuring expenses (GAAP)		52	31	(80)	38	(35)

Operating leverage, excluding merger-related and restructuring expenses		54	30	218	36	(267)
After tax other intangible amortization (GAAP)		4	9	8	6	8

Operating leverage (Cash basis)		$50	21	210	30	(275)

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Dividends paid per common share	S	$0.35	0.29	0.26	0.26	0.26

Diluted earnings per common share (GAAP)	T	$0.83	0.77	0.76	0.66	0.66
Merger-related and restructuring expenses (GAAP)		0.06	0.04	0.03	0.06	0.05
Other intangible amortization (GAAP)		0.05	0.06	0.07	0.06	0.07
Change in accounting principle (GAAP)		(0.01)	—	—	—	—

Diluted earnings per common share (Cash basis)	U	$0.93	0.87	0.86	0.78	0.78

Dividend payout ratios (GAAP)
GAAP	S/T	42.17%	37.66	34.21	39.39	39.39
Cash basis	S/U	37.63%	33.33	30.23	33.33	33.33

*	The letters included in the columns are provided to show how the various ratios presented in the tables on pages 39 through 41 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing income before change in accounting principle (GAAP) by average assets (GAAP) (i.e., A/G) and annualized where appropriate.

Page-40

Wachovia 3Q03 Quarterly Earnings Report

Reconciliation of Certain Non-GAAP Financial Measures

	A		B	C	D	E	F

	CONSOLIDATED GAAP			Estimated Impact Third Quarter 2003		CHANGE
	2003					GAAP	Non-GAAP
(Dollars in millions, except per share data)	Third Quarter		Second Quarter	Prudential	FIN 46	A-B/B*	A-B-C-D/B*
NET INTEREST MARGIN
Basis points	351	bp	378	(18)	(11)	(27)	2
Percent	3.51%		—	(0.18)	(0.11)	3.51%	3.80

NONINTEREST EXPENSE
Salaries and employee benefits	$2,109		1,748	300	—	21%	3
Other expenses	1,448		1,240	223	—	—	—

Total noninterest expense	3,557		2,988	523	—	19	2
Merger-related and restructuring expenses	(148)		(96)	(43)	—	—	—

Total	$3,409		2,892	480	—	18	1

AVERAGE ASSETS	$376,706		341,718	17,275	9,700	10%	2

CAPITAL MANAGEMENT SEGMENT
Revenues	$1,352		822	530	—	64%	—
Noninterest expense	$1,144		662	480	—	73%	—

FEE AND OTHER INCOME
Commissions	$732		459	280	—	59%	(2)
Fiduciary and asset management fees	$657		470	170	—	40%	4

RETAIL BROKERAGE SERVICES SUB-SEGMENT
Net interest income (Tax-equivalent)	$69		30	35	—	130%	13
Fee and other income	1,050		572	495	—	84	(3)
Noninterest expense	$952		481	480	—	98%	(2)

*	The letters included in the columns are provided to show how the various ratios presented in the tables on pages 39 through 41 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing income before change in accounting principle (GAAP) by average assets (GAAP) (i.e., A/G) and annualized as appropriate.

Page-41

Wachovia 3Q03 Quarterly Earnings Report

The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements relating to certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses, and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, (ii) statements relating to the benefits of the merger between the former Wachovia Corporation and former First Union Corporation (the “Merger”), completed on September 1, 2001, and the retail securities brokerage combination transaction between Wachovia and Prudential Financial, Inc completed July 1, 2003 (the “Brokerage Transaction”), including future financial and operating results, cost savings, enhanced revenues and the accretion of reported earnings that may be realized from the Merger and/or Brokerage Transaction, and (iii) statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “probably”, “potentially”, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s control). The following factors, among others, could cause Wachovia’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements: (1) the risk that the businesses involved in the Merger and/or the Brokerage Transaction will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Merger and/or Brokerage Transaction may not be fully realized or realized within the expected time frame; (3) revenues following the Merger and/or Brokerage Transaction may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the Merger and/or Brokerage Transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; (6) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (7) inflation, interest rate, market and monetary fluctuations; (8) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and capital management activities, including, without limitation, its mergers and acquisition advisory business, equity and debt underwriting activities, private equity investment activities, derivative securities activities, investment and wealth management advisory businesses, and brokerage activities; (9) adverse changes in the financial performance and/or condition of Wachovia’s borrowers which could impact the repayment of such borrowers’ outstanding loans; and (10) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements is included in the reports filed by Wachovia with the Securities and Exchange Commission, including its Current Report on Form 8-K dated October 15, 2003.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the Merger and/or Brokerage Transaction or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.

Page-42